ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of July 18, 2011, by and among SRKP 16, Inc., a Delaware corporation (“SRKP”), Arrogene NanoTechnology, Inc. (“Arrogene”) (SRKP and Arrogene are sometimes referred to herein as the “Companies”), GVC Capital LLC, a Colorado limited liability company, and WestPark Capital, Inc., a California corporation (“Placement Agents”), and Steele Street Bank & Trust (in its capacity as escrow holder, the “Escrow Agent”).

RECITALS

This Agreement is entered into in reference to the following facts:

A.

The Companies intend to offer for sale up to 4,800,000 Units of SRKP’s securities (the “Units”) at $1.00 per Unit, in a private placement pursuant to Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended, including the over-allotment option described below (the “Offering”).  The sales shall be made through the Placement Agents only to Accredited Investors, as that term is defined in Rule 501(a) of Regulation D (the “Investors”), on a best efforts basis for a minimum offering of 2,000,000 Units (the “Minimum Offering”) or $2,000,000 (the “Minimum Amount”) and a maximum offering of 4,000,000 Units or $4,000,000 (the “Maximum Offering”) with a 800,000 Unit over-allotment option (an additional $800,000).

B.

Arrogene has an option to license certain technologies and patents from Cedar Sinai Medical Center (the “Licenses”).  The exercise of that option and the acquisition of the Licenses is a condition of closing of this Offering.

C.

The Companies intend to enter into an Agreement and Plan of Merger and Reorganization (the “Exchange”).  A condition of closing of the Exchange is the sale of at least the Minimum Offering.  The Closing of the Minimum will be contingent on the closing of the Exchange.

D.

The Companies and the Placement Agents desire that the Escrow Agent act as escrow holder for the funds from the Investors for the Units (the “Offering Proceeds”) received by the Companies or the Placement Agents until (a) (i) the proceeds from the Maximum Offering, (including the over-allotment option) and written request for closing from the Placement Agents and the Companies have been received by the Escrow Agent; (ii) the Closing of the Exchange; and (iii) the Licenses have been acquired; or (b) the Escrow Termination Date (defined below), whichever shall first occur.

C.

The Escrow Agent is willing to act in such capacity, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows.

ARTICLE 1 – ESCROW FUNDS

1.1

Appointment of Escrow Agent.  The Companies and Placement Agents hereby appoint the Escrow Agent to act as escrow holder for the Offering Proceeds under the terms of this Agreement.  The Escrow Agent hereby accepts such appointment, subject to the terms, conditions and limitations hereof.

Arrogene Escrow Agreement

1.2

Escrow Account.  Immediately following the Escrow Agent’s execution of this Agreement and prior to the date of the commencement of the Offering, the parties shall establish an account at Steele Street Bank & Trust (the "Escrow Account”) for the sole purpose of receiving, holding and disbursing the Offering Proceeds in accordance with the terms hereof.  The account shall be a demand deposit account, and deposits in such Escrow Account will not bear interest and will not otherwise be invested by the Escrow Agent on behalf of the Companies or the Investors.

1.3

Deposits in Escrow.

(a)

The Placement Agents shall deliver to the Escrow Agent, promptly upon receipt thereof, the Offering Proceeds, together with the name and address of each Investor.  The Escrow Agent shall deposit and hold all Offering Proceeds in the Escrow Account at all times until such funds are disbursed therefrom in accordance with the terms hereof.

(b)

The Offering Proceeds in the form of wires are deemed deposited into the Escrow Account when delivered to the Escrow Agent.  Any Offering Proceeds deposited in the form of a check, draft or similar instrument are deemed deposited only when such item is collected by the Escrow Agent (hereinafter, “Collected Funds”).  All such checks and similar instruments shall be made payable to “Arrogene NanoTechnology, Inc. Escrow Account.”  Any checks or other instruments that are not made so payable shall be returned by the Escrow Agent to the party submitting the check or other similar instrument.  Any check returned unpaid to the Escrow Agent shall be returned to the party that submitted the check, and the Escrow Agent shall promptly notify the Companies and Placement Agents of such return.

(c)

The Offering Proceeds shall be disbursed by the Escrow Agent from the Escrow Account by wire transfer of funds or by check payable to the appropriate distributee in accordance with instructions provided at the time of the Closing by a writing signed by Arrogene, SRKP, GVC, and WestPark, with respect to the Companies and the Placement Agent, and in accordance with the information provided to the Escrow Agent pursuant to Section 1.3(a), with respect to each Investor.

ARTICLE 2 – DISBURSEMENT PROCEDURES

2.1

Disbursement of Offering Proceeds.  The Escrow Agent shall hold and disburse the Offering Proceeds in accordance with the following procedures:

(a)

(i) The first closing of the Offering (the “Initial Closing”) will be held at the written request of the Placement Agents and the Companies within five business days after the date each of the following notices  have been given (the “Required Notices”):  (A) the Escrow Agent has confirmed to the Companies and the Placement Agents that at least the Minimum Amount in Collected Funds has been deposited in the Escrow Account; (B) the Companies and the Placement Agents have notified the Escrow Agent that the Licenses have been acquired and the Exchange has been consummated.  Subject to the foregoing, the amount of Collected Funds to be disbursed shall be determined by the Companies and the Placement Agents.  After the Initial Closing, there may be one or more additional closings until the Maximum Offering and over-allotment option amount has been dispersed.  The Companies shall determine, in their sole discretion, which investor’s funds will be in such disbursals.  The Companies and Placement Agents shall notify the Escrow Agent that they intend to conduct an additional closing of the Offering (each, an “Additional Closing”), and at least one (1) business day thereafter, at the written request of the Companies and the Placement Agents, any funds that have been held in the Escrow Account but not disbursed (but not more than a total of $4,800,000) may be disbursed (the “Final Closing”).

(b)

At the Closings, the Escrow Agent shall pay over all proceeds from the sales of Units without deduction therefrom as promptly as possible in accordance with joint written instructions (“Payment Instructions”) from the Companies and the Placement Agents to the Escrow Agent, which shall specify the date, time and place of delivery of the proceeds and the amounts of the proceeds to be paid.  The Payment Instructions for the Initial Closing may include a payment by wire transfer to Cedars-Sinai Medical Center.  At such time as the Escrow Agent shall have made the payments and remittances provided of in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder and this Agreement will terminate.

(c)

In the event the Escrow terminates for any reason prior to the deposit of the Minimum Amount into the Escrow Account, the Companies and/or the Placement Agents shall immediately give notice to the Escrow Agent of the termination of the Escrow.  Promptly after such notification, the Escrow Agent shall return directly to each Investor, as a complete distribution, such Investor’s subscription amount, without deduction, penalty or expense to the Investor.

 (i)

The Escrow Agent shall be required to make such payment only to the person named in the written account of each sale to be furnished by the Placement Agents pursuant to paragraph 1.3(a) hereof at the address given in such written account; and, in such event, the Offering Proceeds shall not be returned under any circumstance to the Placement Agents or the Companies for return to the Investors.  The Companies represents, warrants and agrees that the Offering Proceeds returned to each such Investor are and shall be free and clear of any and all claims of the Companies and its creditors.

 (ii)

With regard to any funds payable to purchasers of Units that the Escrow Agent cannot disburse to said purchasers because the address given in the paragraph 1.3(a) written account is defective or that the Escrow Agent cannot, for any other reason, disburse to said purchaser, the Escrow Agent shall at its option and sole discretion either: (i) deposit said funds with the Clerk of the District Court of the City and County of Denver, State of Colorado or with the Clerk of the United States District Court for the District of Colorado, and interplead the parties hereto, or (ii) retain such funds until a valid determination regarding such purchaser can be made.  Upon the Escrow Agent’s so depositing such funds and filing its complaint in interpleader under clause (i) of this subparagraph, the parties herein, for themselves, their heirs, successors and assigns, do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceeding mentioned in this paragraph.

(d)

If an Investor’s subscription is not accepted or, if after an Investor’s subscription is accepted, the Companies or Placement Agents determines that it must be returned, then the Companies or Placement Agents shall immediately give written notice of such fact to the Escrow Agent.  Promptly after its receipt of such notice, the Escrow Agent shall return to the subject Investor, as a complete distribution, his subscription amount.  If the Companies or Placement Agents rejects any subscription for which the Escrow Agent has not yet received Collected Funds, but has submitted the Investor’s check for collection, then the Escrow Agent shall promptly issue a check in the amount of the Investor’s check to the rejected Investor after the Escrow Agent has cleared such funds.  If the Escrow Agent has not yet submitted a rejected Investor’s check for collection or the Investor’s check is returned uncollected, then the Escrow Agent shall promptly remit the Investor’s check directly to the Investor.

(e)

The Escrow Agent shall not be required to take any action under this Section 2.1 until it shall have received proper written notification from the Companies or the Placement Agents when required under this Agreement.  The Escrow Agent shall not be required to release any funds that constitute the Offering Proceeds unless the funds represented thereby are Collected Funds.

2.2

Termination of the Escrow.  (a)  If the Minimum Amount has not been collected by September 1, 2011 (which date may be extended to October 15, 2011)(the “Collection Date”), the termination date of the Escrow Account (the “Escrow Termination Date”) shall be the first to occur of the following:

(i)

September 1, 2011 (which date may be extended to October 15, 2011, by the Companies and the Placement Agents by notice to the Escrow Agent); or

(ii)

The date the Escrow Agent receives a mutual written agreement of the Companies and the Placement Agents to terminate the Escrow.

(b)

If the Minimum Amount has been collected by the Collection Date, the Escrow Termination Date shall be the date the Escrow Agent receives a mutual written agreement of the Companies and the Placement Agents to terminate the Escrow.

ARTICLE 3 – GENERAL ESCROW PROCEDURES

3.1

Accounts and Records.  The Escrow Agent shall keep accurate books and records of all transactions hereunder.  The Companies, Placement Agents and Escrow Agent each shall have reasonable access to one another’s books and records concerning the Offering and the Offering Proceeds.  Upon final disbursement of the Offering Proceeds, the Escrow Agent shall deliver to the Companies and Placement Agents a complete accounting of all transactions relating to the Offering Proceeds.

3.2

Duties.  The Escrow Agent’s duties and obligations hereunder shall be determined solely by the express provisions of this Agreement.  The Escrow Agent’s duties and obligations are purely ministerial in nature, and nothing in this Agreement shall be construed to give rise to any fiduciary obligations of the Escrow Agent with respect to the Investors or to the other parties to this Agreement.  The Escrow Agent is not charged with any duties or responsibilities with respect to the Offering Memorandum or any related document and shall not otherwise have a duty to be concerned with the terms thereof.  For purposes of communications and directives, the Escrow Agent shall only accept instructions from the Companies or the Placement Agents as may be required by this Agreement.  The Escrow Agent shall not be required to notify or obtain the consent, approval, authorization or order of any court or governmental body or of any Investor or any other person to perform its obligations under this Agreement.

3.3

Disputes.  If there is any disagreement or the presentation of any adverse claim or demand in connection with the disbursement of the Offering Proceeds, the Escrow Agent, at its option, after providing written notice to the Companies and the Placement Agents of such disagreement or adverse claim or demand, may refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected hereby, and in so doing, the Escrow Agent shall not become liable to the undersigned or to any other person, due to its failure to comply with such adverse claim or demand.  If the Companies and Placement Agents do not provide satisfactory assurances to the Escrow Agent that it may act in accordance with the other provisions of this Agreement, then the Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act until:

(a)

authorized to disburse the Offering Proceeds by an order from a court purporting to have jurisdiction over the parties and the Offering Proceeds, after which time the Escrow Agent shall be entitled to act in conformity with such order; or

(b)

the Escrow Agent (i) shall have been notified that all differences shall have been adjusted by agreement, and (ii) shall have been directed in writing to take certain actions with respect to the Offering Proceeds subject to the adverse claim or demand, signed jointly or in counterpart by the Companies, the Placement Agents and by all persons making adverse claims or demands, at which time the Escrow Agent shall be protected in acting in compliance therewith.

At any time prior to the Escrow Agent’s receipt of a court order or a notice, as provided in Section 3.3(a) or Section 3.3(b), the Escrow Agent may, but is not required to, file a suit in interpleader and deposit the Offering Proceeds with the District Court and obtain an order from the court requiring the parties to interplead and litigate in such court adverse claims or demands raised pursuant to this Section 3.3.  If such interpleader suit is brought, the Escrow Agent shall ipso facto be fully released and discharged from all obligations to further perform any and all duties or obligations imposed upon it in relation to the disputed amount.  The Companies and Placement Agents agree to reimburse the Escrow Agent for all costs, expenses and reasonable attorney’s fees expended or incurred by the Escrow Agent in connection with such adverse claim or demand, the amount thereof to be fixed and judgment thereof to be rendered by the court in such lawsuit.  In addition and without the institution of legal proceedings, the Escrow Agent shall have the right to consult with attorneys or other advisors of its choosing concerning its rights, duties or obligations hereunder, and the Companies and Placement Agents shall pay or reimburse the Escrow Agent for all costs, fees and expenses thereby incurred.

3.4

Liability Limited.  The Escrow Agent shall not be liable to anyone whatsoever by any reason of error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct.  In no event shall the Escrow Agent be liable for any indirect, special, consequential or punitive damages.  The Companies and Placement Agents represent to the Escrow Agent that they have and shall continue to solicit the advice of their respective counsel regarding compliance with all applicable state and federal securities laws in connection with the offer and sale of the Units, and that they will act in accordance with such laws.  The Escrow Agent shall have no responsibility to ensure the Companies’ or Placement Agents’ compliance with any such securities laws in connection with the Offering.

3.5

Reliance on Documents, Etc.  The Escrow Agent may rely on and shall be protected in acting in reliance upon any instructions or directions furnished to it in writing or pursuant to any provisions of this Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it and believed by it to be genuine and to have been signed and presented by the proper party or parties.  The Companies and Placement Agents shall not include the Escrow Agent’s name in any document unless such document has been approved in writing by the Escrow Agent, except with regard to those documents pertaining to and referring to the Escrow Agent’s functions as escrow holder pursuant to this Agreement.

3.6

Indemnification.  The Companies and Placement Agents, jointly and severally, agree to indemnify, defend and hold harmless the Escrow Agent from and against all losses, damages, costs, charges, payments, liabilities and expenses, including all costs of litigation, investigation and reasonable legal fees incurred by the Escrow Agent and arising directly or indirectly out of its role as Escrow Agent pursuant to this Agreement, except as caused by its willful misconduct or gross negligence.  The Companies and Placement Agents hereby agree that the Escrow Agent does not assume any responsibility for the failure of any other of the parties to make payments or perform the conditions of this Agreement as set forth herein.  The Escrow Agent may consult with counsel of its choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.  The provisions of this Section 3.6 shall survive the termination of this Agreement.

3.7

Resignation.  The Escrow Agent may resign as the escrow holder at any time by giving thirty (30) days prior written notice thereof to all other parties.  Upon notice of resignation by the Escrow Agent, the other parties shall appoint a replacement escrow holder within that thirty (30) day period.  The Escrow Agent may deliver the Offering Proceeds to the replacement escrow holder upon (a) notice of the appointment of a new escrow holder, and (b) payment to the Escrow Agent in full of all fees then due and payable to the Escrow Agent.  If no such replacement or substitute has been appointed within 30 days of the Escrow Agent’s notice of resignation, then the Escrow Agent, at the expense of the Companies and Placement Agents, may petition any court of competent jurisdiction for the appointment of a successor escrow holder.  Upon appointment of successor escrow holder, the Escrow Agent shall forward all documents and deposits pertaining to the escrow to the successor, and the Escrow Agent shall thereafter have no duties or obligations hereunder.

ARTICLE 4 – FEE

4.1

Fee.

The Escrow Agent will charge a fee of $500.00 for its basic services hereunder.  If it is necessary for the Escrow Agent to return cash to Investors, the Companies shall pay to the Escrow Agent the amount of $15.00 per disbursement check.  No reimbursement for costs and expenses or indemnification of any damages incurred by Escrow Agent shall be paid out of or chargeable to the cash on deposit in the Escrow Account.

ARTICLE 5 – GENERAL PROVISIONS

5.1

Notice.  Any notice, request, demand or other communication provided for hereunder to be given shall be in writing and shall be delivered personally, by certified mail, return receipt requested, postage prepaid, or by transmission by a telecommunications device, and shall be effective (a) on the day when personally served, including delivery by overnight mail and courier service, (b) on the third business day after its deposit in the United States mail, and (c) on the business day of confirmed transmission by telecommunications device.  The addresses of the parties hereto (until notice of a change thereof is served as provided in this Section 5.1) shall be as follows:

To the Escrow Agent: Steele Street Bank & Trust Attn: Geoff Long 55 Adams Street Denver, CO 80206 Phone (303) 376-5464	To Arrogene: Arrogene NanoTechnology, Inc. 5777 West Century Blvd., Suite 360B Los Angeles, CA 90045 Attn: Maurizio Vecchione, CEO Phone: (310) 913-4535

To SRKP: SRKP 16, Inc. 4737 North Ocean Drive, Suite 207 Lauderdale by the Sea, FL 33308 Attn: Tony Pintsopolous Phone: (95) 689-0632	To GVC Capital LLC: GVC Capital LLC 5350 S. Roslyn Street, Suite 400 Greenwood Village, CO 80111 Attn: Vicki D.E. Barone Phone: (303) 694-0862

To WestPark: WestPark Capital, Inc. 1900 Avenue of the Stars Suite 310 Los Angeles, CA 90067 Attn: James Hosch Phone: (303) 619-2010

5.2

Effect of Agreement.  This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto.

5.3

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

5.4

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart by facsimile also shall deliver a manually executed counterpart of this Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

5.5

Final Agreement.  This Agreement is intended by the Escrow Agent and the Companies, and the Placement Agents to be the final, complete and exclusive expression of the agreement between them.  This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof.  No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made, except by a written agreement signed by the parties hereto by a duly authorized officer thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and the year first above written.

THE COMPANIES: Arrogene NanoTechnology, Inc. By: /s/ Maurizio Vecchione Maurizio Vecchione CEO	SRKP 16, INC By: /s/ Richard Rappaport Richard Rappaport President
THE PLACEMENT AGENTS: GVC Capital LLC By: __/s/ Vicki D. E. Barone_____ Vicki D. E. Barone Senior Managing Partner	WestPark Capital, Inc. By: /s/ Richard Rappaport Richard Rappaport CEO

THE ESCROW AGENT: Steele Street Bank & Trust By: /s/ Geoffrey M. Long____ Geoffrey M. Long Vice President